CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	American Realty Capital Trust IV, Inc.
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

American Realty Capital Trust IV Acquires Its First Property

New York, New York, October 1, 2012 ˗ American Realty Capital Trust IV, Inc. (“ARCT IV” or the “Company”) announced today that, on September 28, 2012, it closed on its first acquisition – a build-to-suit Dollar General store located in Buchanan Dam, Texas. The purchase price of the property was $1.1 million, exclusive of closing costs, at an average capitalization rate of 7.7% (calculated by dividing annualized rental income on a straight-line basis plus operating expense reimbursement revenue, less property operating expenses, by base purchase price).

The Dollar General store contains 9,026 rentable square feet and is leased to a subsidiary of Dollar General Corporation (NYSE: “DG”), which guarantees the lease and carries an investment grade credit rating as determined by major credit rating agencies.

ARCT IV also announced today that its portfolio pipeline includes approximately $31.5 million of acquisitions under contract at an estimated weighted average capitalization rate of 8.2%, including a previously announced CVS pharmacy guaranteed by CVS Caremark Corporation, which carries an investment grade credit rating, as determined by major credit rating agencies. The pipeline also includes other properties that are leased on a long-term basis to well-known investment grade and credit tenants.

Michael Weil, ARCT IV’s President and Chief Operating Officer commented, “This acquisition, along with our robust pipeline of acquisitions under contract demonstrate ARCT IV’s focus on buying income producing single-tenant net leased properties that provide accretive value to its portfolio.”

As previously announced, ARCT IV’s board of directors authorized, and the Company declared, a distribution rate which will be calculated at a rate of $0.00452054795 per day. The distributions will begin to accrue 15 days following the Company’s initial property acquisition on September 28, 2012. The distributions will be payable by the 5th day following each month end to stockholders of record at the close of business each day during the prior month.

Important Notice

ARCT IV is a publicly registered, non-traded real estate investment program.

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “anticipate,” “believe,” “expect” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words.

For more information about this announcement, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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